FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 7, 2009	Vito S. Pantilione, President and CEO
F. Steven Meddick, Executive Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES

SECOND QUARTER EARNINGS

Washington Township, New Jersey- August 7, 2009- Parke Bancorp, Inc. (Nasdaq: “PKBK”), the parent company of Parke Bank, announced 2009 second quarter earnings available to common shareholders of $935,000, compared to $1.0 million for the same period in 2008, representing a 6.6% decrease. Diluted earnings per common share amounted to $0.23 for the second quarter of 2009 compared to $0.24 per common share in the second quarter of 2008; a decrease of 4.2%. For the six months ended June 30, 2009, net income available to common shareholders amounted to $2.3 million, with no change from the six months ended June 30, 2008. Diluted earnings per common share for the six months ended June 30, 2009 was $0.57, compared to $0.55 for the same period in 2008; an increase of $0.02 per share or 3.6%. The net income before tax results for the second quarter of 2009 were negatively impacted by an industry wide special assessment by the FDIC of $284,000, and a $1.2 million other-than-temporary impairment charge on Collateralized Mortgage Obligations.

Total assets of $639.9 million at June 30, 2009 represented an increase of $37.9 million, or 6.3%, from $602.0 million at December 31, 2008. Loans, net of unearned income, increased $44.6 million during this period of time. Residential and commercial real estate mortgage loans increased $17.6 million and $23.6 million respectively during the six month period between December 31, 2008 and June 30, 2009. The $44.6 million increase in assets attributable to loans was partially off-set by a decrease in investment securities of $6.0 million, a $1.9 million increase in other assets and an increase of $1.8 million in the allowance for loan and lease losses.

Total deposits of $524.6 million at June 30, 2009 grew from $495.3 million at December 31, 2008 representing an increase of $29.3 million or 5.9%. Savings, money market and time deposit balances increased $48.6 million, $13.5 million and $12.1 million, respectively. These increases were reduced by decreases in brokered deposits of $42.7 million and non-interest-bearing demand deposits of $2.1 million. Borrowings were $52.4 million at June 30, 2009 compared to $61.9 million at December 31, 2008. The Bank decreased its borrowings from the Federal Home Loan Bank by $9.5 million in the first half of 2009 as a result of its successful efforts to attract core deposits. At June 30, 2009, total shareholders’ equity amounted to $58.4 million compared to $40.3 million at December 31, 2008. The Company was the recipient of $16.3 million in TARP funding on January 30, 2009. This infusion of capital represented the majority of the $18.1 million increase in capital during the six month period.

Net interest income of $6.1 million for the quarter ended June 30, 2009, increased by $2.0 million, or 48.8%, from the comparable quarter of 2008. For the six months ended June 30, 2009, net interest income of $11.3 million increased by $3.2 million, or 40.4%, for the comparable period of 2008. The Bank has, for both the current quarter and first six months of 2009, been able to lower its cost of deposits and borrowings faster than the reduction in yields on interest earning assets relative to the comparable periods of 2008. Our net interest margin increased 45 basis points, to 3.74% for the six months ended June 30, 2009, from 3.29% for the same period last year. For the quarter ended June 30, 2009 the net interest margin increased 70 basis points, to 3.96% from 3.26% for the quarter ended June 30, 2008.

Interest income for the second quarter of 2009 increased $1.3 million, or 14%, to $10.2 million from the comparable quarter of 2008. Interest income for the first six months of 2009 increased $2.1 million, or 12%, to $20.0 million from the comparable period in 2008. For the quarter ended June 30, 2009 the yield on average earning assets was 6.58% compared to 7.07% for the same period in 2008. The decrease in yield was more than offset by an increase in average interest earning assets of $112.8 million, or 22% from the second quarter of 2008 to the second quarter of 2009. For the six month period ended June 30, 2009 the yield on average earning assets was 6.61% compared to 7.29% for the same period in 2008. The reduction in yield between the two periods was more than offset by an increase in average interest earning assets of $117.3 million, or 24%.

Interest expense of $4.1 million decreased by $754,000, or 16%, for the second quarter of 2009 compared to $4.8 million for the second quarter of 2008. Interest expense for the six months ended June 30, 2009 decreased by $1.1 million, or 11%, to $8.7 million compared to $9.8 million for the six months ended June 30, 2008. For the quarter ended June 30, 2009 average interest bearing liabilities were $554.1 million, an increase of $95.1 million, or 21% over average interest bearing liabilities of $459.0 million for the quarter ended June 30, 2008. The interest expense associated with the increase in average interest bearing liabilities for the quarter ended June 30, 2009 compared to 2008 was more than off-set by a 128 basis point decrease in the cost of average interest bearing liabilities to 2.95% for the three months ended June 30, 2009 from 4.23% for the comparable period in 2008. For the six month period ended June 30, 2009 the cost of average interest bearing liabilities was 3.13%, a decrease of 131 basis points from the cost of average interest bearing liabilities for the six month period ending June 30, 2008 of 4.44%. The decrease in cost more than offset the additional interest expense associated with the increase in interest bearing liabilities between periods.

The provision for loan losses amounted to $980,000 for the second quarter of 2009 as compared to $564,000 for the comparable quarter of 2008. The provision for loan losses for the six months ended June 30, 2009 amounted to $1.8 million versus $924,000 for the comparable period of 2008. The allowance for loan losses was 1.61% of total loans at June 30, 2009 as compared to 1.42% of total loans at December 31, 2008 and June 30, 2008. Total non-performing loans were $16.1 million, or 2.7% of total loans at June 30, 2009 compared to $8.2 million, or 1.50% of total loans at December 31, 2008. Total non-performing loans were $1.7 million, or 0.36% of total loans at June 30, 2008.

For the second quarter of 2009, non-interest income was a loss of $1.0 million compared to a loss of $293,000 for the quarter ended June 30, 2008. The losses were primarily the result of net impairment losses recognized on investment securities of $1.2 million for the quarter ended June 30, 2009 and $488,000 for the quarter ended June 30, 2008. For the six months ended June

30, 2009, non-interest income amounted to a loss of $830,000, which represented a decrease of $821,000 from the comparable period of 2008. The decrease resulted from the $700,000 increase in net impairment loss recognition between periods and losses realized from the sale of foreclosed real estate of $159,000 in the six month period ended June 30, 2009.

Non-interest expense for the quarter ended June 30, 2009 amounted to $2.3 million, an increase of $535,000, or 31%, above the comparable quarter of 2008. For the six months ended June 30, 2009, non-interest expense amounted to $4.3 million, which was $863,000, or 25%, above the comparable period of 2008. The increase in non-interest expense for the current quarter and six month period, compared to 2008, were attributable to salary merit increases, increased benefits cost and increased FDIC insurance cost. On June 30, 2009 the FDIC imposed a special assessment on all member financial institutions nationwide. The impact of that special assessment on Parke Bank was $284,000.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “The economy and banking industry continue to struggle, although many key economic indicators support the position that the economy may have bottomed out. The FDIC special assessment further strained earnings for banks nationwide, Parke Bank included. I am disappointed that we once again had additional write downs in our CMO security portfolio. Excluding the negative impact of the special assessment and security write downs, Parke Bank’s core earnings are at record highs, in part due to a substantial increase in our net interest margin. We continue to maintain very tight controls on our expenses with a cost efficiency ratio that is one of the best in the banking industry. Our real estate loan portfolio continues to have its problems, as evidenced by the increase in our allowance for loan and lease losses of over 13% since year-end. We remain committed and focused on resolving these challenges. The Board of Directors and staff of Parke Bank take pride in providing our shareholder’s with a return on average equity of nearly 11% in these very challenging times.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	June 30, 2009	December 31, 2008	% Change
	(in thousands)	(in thousands)
Total assets	$639,893	$601,952	6.3%
Cash and cash equivalents	6,357	7,270	-12.6%
Investment securities	28,455	34,412	-17.3%
Loans receivable, net	582,726	539,883	7.9%
Deposits	524,567	495,327	5.9%
Borrowings	52,375	61,943	15.4%
Stockholders’ equity	58,387	40,301	44.9%

SELECTED FINANCIAL RATIOS

	2nd Quarter	2nd Quarter	Six Months Ended	Six Months Ended
	2009	2008	June 30, 2009	June 30, 2008
Return on average assets	0.59%	0.77%	0.72%	0.91%
Return on average equity	8.47%	10.56%	10.79%	12.19%
Interest rate spread	3.63%	2.84%	3.48%	2.85%
Net interest rate margin	3.96%	3.26%	3.74%	3.29%
Efficiency ratio	39.72%	35.63%	40.30%	36.00%

SELECTED OPERATIONS DATA

	2nd Quarter	2nd Quarter	Six Months Ended	Six Months Ended
$ in thousands	2009	2008	June 30, 2009	June 30, 2008

Interest and dividend income	$10,207	$8,949	$19,981	$17,837
Interest expense	4,071	4,825	8,671	9,782
Net interest income	6,136	4,124	11,310	8,055
Provision for loan losses	980	564	1,750	924
Net interest income after
provision for loan losses	5,156	3,560	9,560	7,131
Non-interest income	(1,001)	(293)	(830)	(9)
Non-interest expense	2,250	1,715	4,302	3,439
Income before income taxes	1,905	1,552	4,428	3,683
Provision for income taxes	726	551	1,720	1,383
Net income	1,179	1,001	2,708	2,300
Preferred stock dividends and discount	244	0	410	0
Net income available to common shareholders	935	1,001	2,298	2,300

Basic income per common share	0.23	0.27	0.57	0.62
Diluted income per common share	0.23	0.24	0.57	0.55

Weighted shares – basic	4,033,138	3,736,418	4,029,542	3,718,193
Weighted shares – diluted	4,033,138	4,163,040	4,036,347	4,148,980

ASSET QUALITY DATA

	June 30,	December 31,
	2009	2008
	(in thousands)	(in thousands)
Allowance for loan losses	$9,514	$7,777
Percentage of allowance for
loan losses of total loans	1.61%	1.42%
Non-accrual loans	$16,052	$8,223
Repossessed assets	$313	$113